AMENDMENT
TO THE
CLEARWATER PAPER CORPORATION
ANNUAL INCENTIVE PLAN

The Clearwater Paper Corporation Annual Incentive Plan, dated effective as of January 1, 2014 (the “Plan”), is hereby amended as follows effective as of September 27, 2021:
1. Section 2 of the Plan is amended to delete the definition of “Guidelines” in subsection (q) thereof, and to redesignate subsections (r) through (v) thereof as subsections (q) through (u).
2. Section 9(a) of the Plan amended to read as follows:
(a)    All non-deferred Awards under the Plan shall be paid in cash to all Participants. Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant in accordance with rules and regulations adopted by the Committee. Subject to the Applicable Severance Plan, a Participant whose employment is terminated before the end of an Award Year for any reason other than death, Disability or Retirement shall not be entitled to receive an Award. Notwithstanding any other provision of this Plan, in no event may the achievement of performance goals for any Participant who is an Executive Officer or who is otherwise a Covered Employee be waived except in the event of such Participant’s death or Disability or pursuant to Section 14 below.

Date: 9/27/21        CLEARWATER PAPER CORPORATION
                        By: /s/ Kari G. Moyes ____________________
                        Name:    Kari G. Moyes
                        Title:    Senior Vice President, Human Resources

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